                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           COMPUTER INTEGRATION CORP.
                                (Name of Issuer)

                                  205171 10 1
                                  -----------
                                 (CUSIP Number)

                              SAMUEL C. MCELHANEY
                        2425 CROWN POINT EXECUTIVE DRIVE
                             CHARLOTTE, N.C. 28227
               (Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                    COPY TO:

                               DONN BELOFF, ESQ.
                              HOLLAND & KNIGHT LLP
                           ONE EAST BROWARD BOULEVARD
                                   SUITE 1300
                           FORT LAUDERDALE, FL 33301
                                 (954) 525-1000

                                 JUNE 17, 1997
                         (Date of Event which Requires
                           Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Statement because of Rule 13d-1(b)(3) or (4), check the following the following box [ ].

                    ---------------------------------------

NOTE: Six copies of this Statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THAT ACT.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 2 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              ARALDO A. COSSUTTA
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                     7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
          NUMBER OF
           SHARES                    8
        BENEFICIALLY                          2,872,685
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                     9
                                              2,845,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER

                                    10
                                              27,685
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              2,872,685
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              35.8
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 3 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              CARMEN PATRICIA COSSUTTA AROSTEGUI
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
          NUMBER OF
           SHARES                         8
        BENEFICIALLY                          5,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                          9
                                              5,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              5,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 4 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              EBEN COSSUTTA 1994 TRUST, ARALDO COSSUTTA, TRUSTEE
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
          NUMBER OF
           SHARES                         8
        BENEFICIALLY                          13,685
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                          9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              13,685
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              13,685
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              00
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 5 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              LARISSA FOULON 1994 TRUST, ARALDO COSSUTTA, TRUSTEE
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
          NUMBER OF
           SHARES                         8
        BENEFICIALLY                          14,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                          9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER

                                         10
                                              14,000
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              14,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              0.2
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              00
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 6 of 34
--------------------------------------                                            ----------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              MRS. MAY LOUIE
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
          NUMBER OF
           SHARES                         8
        BENEFICIALLY                          14,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                          9
                                              14,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              14,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              0.2
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 7 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              DONNA COSSUTTA
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
          NUMBER OF
           SHARES                         8
        BENEFICIALLY                          4,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                          9
                                              4,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              4,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 8 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              RENEE COSSUTTA, TRUSTEE
              LOUIS COSSUTTA IRREVOCABLE TRUST
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          282,731
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              282,731
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              282,731
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              4.0
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              00
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 9 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              RENEE COSSUTTA, TRUSTEE
              RENEE COSSUTTA IRREVOCABLE TRUST
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |
-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          275,732
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON
                                          9
                                              275,732
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              275,732
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              3.9
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              00
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 10 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              MARKO JAGODIC
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              ITALY
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED VOTING POWER
                                          8
                                              5,000
                              -----------------------------------------------------------------------------------------------
                                              SOLE DISPOSITIVE POWER
                                          9
                                              5,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              5,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 11 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              RADO JAGODIC
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              ITALY
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER

                                          7
                                              0
                               -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          5,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              5,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              5,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 12 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              BARBARA FOX
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          86,330
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              86,330
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              86,330
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              1.2
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 13 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              SAMUEL C. MCELHANEY
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              00
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              85,000
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                           4,676,472
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              85,010
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              135,010
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              4,761,482
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              58.4
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 14 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              JANE R. MCELHANEY
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          50,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              50,000
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              50,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                            | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.7
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 15 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              KEITH RICHARDSON, JR.
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          5,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              5,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              5,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 16 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              DEREK SCOTT MCELHANEY
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          27,986
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              27,986
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              27,986
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              0.4
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 17 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              ELLEN P. MCELHANEY
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          27,986
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              27,986
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              27,986
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.4
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 18 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              JANE F. MCELHANEY
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          15,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              15,000
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              15,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              0.2
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 19 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              THOMAS L. MCELHANEY
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO                                     | |
     5        ITEM 2(d) or 2(e)

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6

              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER

                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          15,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              15,000
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              15,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.2
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 20 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              CATHERINE EDWARDS
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          4,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              4,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              4,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 21 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              CHARTWELL PARTNERS, LIMITED
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          101,350
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              101,350
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              101,350
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
              1.5
 -----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
     14
               CO
 -----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 22 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              EDWARD MELTZER
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |


-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          45,000
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              45,000
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              45,000
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              0.6
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 23 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              CURRENT EXCHANGE, INC.
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              00
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
 -----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER

                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                          8
        BENEFICIALLY                          515,000
        OWNED BY EACH          -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                          9
                                              515,000
                               -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                          10
                                              0
 -----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
     11
              515,000
 -----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

 -----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
              7.4
 -----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
     14
              CO
 -----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 24 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              FRANK ZAPPALA
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          247,660
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              247,660
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              247,660
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)*
    13
              3.5
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

*Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 25 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              MAUREEN ZAPPALA
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                           7
                                              0
                               -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          247,660
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              0
                              -----------------------------------------------------------------------------------------------
                                         10
                                              247,660
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              247,660
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              3.5
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

Assumes issuance of Common Stock upon conversion of convertible preferred stock and exercise of options deemed to be beneficially owned by the Reporting Person.

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 26 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              RICHARD ZAPPALA
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          76,330
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              76,330
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              76,330
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              1.1
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                            ----------------------------------------
CUSIP No.  205171 10 1                                     13D                      Page 27 of 34
--------------------------------------                                            ----------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1
              GREG ROHAN
-----------------------------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) |x|
     2                                                                                                             (b) | |
-----------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
              SOURCE OF FUNDS
     4
              PF
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IN REQUIRED PURSUANT TO
     5        ITEM 2(d) or 2(e)                                                                                        | |

-----------------------------------------------------------------------------------------------------------------------------
              CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              USA
-----------------------------------------------------------------------------------------------------------------------------
                                              SOLE VOTING POWER
                                          7
                                              0
                              -----------------------------------------------------------------------------------------------
          NUMBER OF                           SHARED VOTING POWER
           SHARES                         8
        BENEFICIALLY                          38,668
        OWNED BY EACH         -----------------------------------------------------------------------------------------------
          REPORTING                           SOLE DISPOSITIVE POWER
           PERSON                         9
                                              38,668
                              -----------------------------------------------------------------------------------------------
                                              SHARED DISPOSITIVE POWER
                                         10
                                              0
-----------------------------------------------------------------------------------------------------------------------------
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
    11
              38,668
-----------------------------------------------------------------------------------------------------------------------------
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES                                                                                           | |

-----------------------------------------------------------------------------------------------------------------------------
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
              0.6
-----------------------------------------------------------------------------------------------------------------------------
              TYPE OF REPORTING PERSON
    14
              IN
-----------------------------------------------------------------------------------------------------------------------------

         Item 1.  SECURITY AND ISSUER.

         The class of equity securities to which this Schedule 13D relates is as follows:

         Common Stock, with par value $0.001 (the "Common Stock") of Computer Integrated Corp., a Delaware corporation (the "Company," "CIC," or the "Issuer").

         The principal executive offices of the Company are located at 165 University Avenue, Westwood, Massachusetts 02090.

Item 2.  IDENTITY AND BACKGROUND.

         This Schedule 13D is filed by certain shareholders of the Company and Samuel C. McElhaney (the "Reporting Persons"). The names and addresses (and principal occupation for individuals) of the Reporting Persons are as follows:

-----------------------------------------------------------------------------------------------------
 SHAREHOLDER NAME                   ADDRESS                     OCCUPATION AND ADDRESS
-----------------------------------------------------------------------------------------------------
Araldo A. Cossutta             920 Fifth Avenue, #1A              Architect
                               New York, NY 10021                 Cossutta & Associates
                                                                  600 Madison Avenue
                                                                  New York, NY 10022
-----------------------------------------------------------------------------------------------------
Carmen Patricia                920 Fifth Avenue, #1A              N/A
Cossutta Arostegui             New York, NY 10021
-----------------------------------------------------------------------------------------------------
Eben Cossutta 1994             920 Fifth Avenue, #1A              N/A
Trust, Araldo Cossutta,        New York, NY 10021
Trustee
-----------------------------------------------------------------------------------------------------
Larissa Foulon 1994            920 Fifth Avenue, #1A              N/A
Trust,                         New York, NY 10021
Araldo Cossutta, Trustee
-----------------------------------------------------------------------------------------------------
Mrs. May Louie                 180 Park Row                       Administrator
                               New York, NY 10038                 Cossutta & Associates
                                                                  600 Madison Avenue
                                                                  New York, NY 10022
-----------------------------------------------------------------------------------------------------
Donna Cossutta                 RR1 Box 288C                       N/A
                               Middle Road
                               Chilmark, MA 02535
-----------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee        1724 Redcliff Street               N/A
Louis Cossutta                 Los Angeles, CA 90026
Irrevocable Trust
-----------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee        1724 Redcliff Street               N/A
Renee Cossutta                 Los Angeles, CA 90026
Irrevocable Trust
===================================================================================================================================

-----------------------------------------------------------------------------------------------------
Marko Jagodic                  Via Udine 4                        Engineer
                               Trieste 34132
                               Italy
-----------------------------------------------------------------------------------------------------
Rado Jagodic                   Via Elia 14                        Graphic Designer/self
                               Trieste 34135                      employed
                               Italy
-----------------------------------------------------------------------------------------------------
Barbara Fox                    7061 Dubonnet Drive                N/A
                               Boca Raton, FL 33433
-----------------------------------------------------------------------------------------------------
Samuel C. McElhaney            8200 Fairview Road                 Chief Executive Officer
                               Charlotte, NC 28226                Computer Integration Corp.
                                                                  165 University Avenue
                                                                  Westwood, MA 02090.
-----------------------------------------------------------------------------------------------------
Jane R. McElhaney              8200 Fairview Road                 N/A
                               Charlotte, NC 28226
-----------------------------------------------------------------------------------------------------
Keith Richardson, Jr.          1522 Crane Road                    Paint Contractor
                               Waxhaw, NC 28173                   Richardson's Painting
                                                                  1522 Crane Road
                                                                  Waxhaw, NC 28173
-----------------------------------------------------------------------------------------------------
Derek Scott McElhaney          6000 Millbury Court
                               Charlotte, NC 28211
-----------------------------------------------------------------------------------------------------
Ellen P. McElhaney             6000 Millbury Court
                               Charlotte, NC 28211
-----------------------------------------------------------------------------------------------------
Jane F. McElhaney              11524 Willows Wisp Drive           N/A
                               Charlotte, NC 28277
-----------------------------------------------------------------------------------------------------
Thomas L. McElhaney            11524 Willows Wisp Drive           Sales Manager
                               Charlotte, NC 28277                Arthur Fulmere
                                                                  11524 Willows Wisp Drive
                                                                  Charlotte, NC 28277
-----------------------------------------------------------------------------------------------------
Catherine Edwards              5001 Hunters Path Court            NationsBank
                               Greensboro, NC 27409               4161 Piedmont Parkway
                                                                  Greensboro, NC 27410
-----------------------------------------------------------------------------------------------------
Chartwell Partners,            5950 Berkshire Lane                N/A
Limited                        Suite 1650
                               Dallas, TX  75225-5844
-----------------------------------------------------------------------------------------------------
Edward Meltzer                 108 Crimson Place                  Chief Financial Officer
                               Chester Springs, PA 19425          Computer Integration Corp.
                                                                  165 University Avenue
                                                                  Westwood, MA 02090.
===================================================================================================================================

                                   Page 29 of 34

-----------------------------------------------------------------------------------------------------
Current Exchange, Inc.         10567 Elmcrest                     N/A
                               Clive, IA  50325
-----------------------------------------------------------------------------------------------------
Frank Zappala                  5584 S.W. Quail Hollow             N/A
                               Street
                               Palm City, FL 34990
-----------------------------------------------------------------------------------------------------
Maureen Zappala                5584 S.W. Quail Hollow             N/A
                               Street
                               Palm City, FL 34990
-----------------------------------------------------------------------------------------------------
Richard Zappala                5564 Aylesboro Avenue              Executive
                               Pittsburgh, PA 15217               The First City Company
                                                                  4 Gateway Center
                                                                  Suite 212
                                                                  Pittsburgh, PA 15222
-----------------------------------------------------------------------------------------------------
Greg Rohan                     3715 Cragmont Avenue               Numistatist
                               Dallas, TX  75202                  Heritage Capital Corporation
                                                                  100 Highland Park Village
                                                                  2nd Floor
                                                                  Dallas TX 75205
=====================================================================================================

None of the Reporting Persons have, during the last five years, been convicted in a criminal proceeding, nor was a party to a civil proceeding of a judicial or administrative body, the result of which was a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws. All of the Reporting Persons are citizens of the United States, except for Marko and Rado Jagodic, who each have Italian citizenship and Mrs. Cossutta Arostegui, who has Venezuelan citizenship.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATIONS

         Not Applicable.

Item 4.  PURPOSE OF THE TRANSACTION

         The Shares covered by this Schedule 13D were acquired by the Reporting Persons for investment. The Reporting Persons (except Samuel C. McElhaney) (the "Agreement Parties") have each entered into a Voting Agreement with Samuel C. McElhaney pursuant to which each Reporting Person has agreed to vote shares owned by such person in the same manner as Samuel C. McElhaney votes his shares on all matters submitted to the shareholders of the Company for a vote in connection with a disposition of the shares of the Company through a purchase, merger, corporate combination or other similar transaction and for the election of directors. Mr. McElhaney is the Chief Executive Officer of the Company.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)

         Based on the current information available to the Reporting Persons, there are 7,084,620 shares of the Company's Common Stock issued and outstanding on the date of this Statement.

         As of the date of this Schedule 13D, as a result of the Voting Agreement, the group formed by the Reporting Persons represents beneficial ownership of 4,761,482 shares of the Company's Common Stock, consisting of 3,593,506 shares of common stock currently outstanding, 1,030,000 shares of Common Stock issuable upon conversion of preferred stock held in various amounts by certain of the Reporting Persons, and 137,976 shares of Common Stock issuable upon exercise of currently outstanding stock options held by certain of the Reporting Persons. The 3,593,506 shares currently outstanding that are covered by the Voting Agreement represent 50.72% of the currently outstanding shares of Common Stock of the Company. If all of the shares of common stock issuable to the Reporting Persons upon conversion of preferred stock and the exercise of stock options were to be issued, the Voting Agreement would 57.7% of shares outstanding following such issuance.

         Of the shares covered by the Voting Agreement that are owned by Samuel
C. McElhaney, 85,000 were issued to Mr. McElhaney on May 30, 1997 upon the exercise of stock options. Fifty thousand such shares were issued at a price of $1.50 per share and 30,000 were issued at a price of $1.00 per share.


         The following table sets forth the direct stock ownership of each Reporting Person, the number of shares of Common Stock deemed to be owned by virtue of the Reporting Person's ownership of convertible preferred stock, and the number of shares issuable to the Reporting Person upon exercise of currently exercisable stock options. The table excludes shares deemed to be beneficially owned by virtue of shared voting or investment control (see Item 5(b)). The "Percentage of Class" calculation assumes the conversion of convertible preferred stock and the exercise of options held directly by the Reporting Person named.

--------------------------------------------------------------------------------------------------------------------------------
                                               Total                                              Shares            Shares
                                             Number of        Percent          Common         Issuable upon        Issuable
                                            Shares Held          of          Stock Held       Conversion of          upon
                                              Directly         Class          Directly          Preferred         Exercise of
            Shareholder Name                                                                      Stock            Options
--------------------------------------------------------------------------------------------------------------------------------
Araldo A. Cossutta                              2,845,000           35.1         1,834,000       956,000                 55,000
--------------------------------------------------------------------------------------------------------------------------------
Carmen Patricia Cossutta                            5,000            0.1             5,000
Arostegui
--------------------------------------------------------------------------------------------------------------------------------
Eben Cossutta 1994 Trust, Araldo                   13,685            0.2             5,685         8,000
Cossutta, Trustee
--------------------------------------------------------------------------------------------------------------------------------
Larissa Foulon 1994 Trust,                         14,000            0.2             6,000         8,000
Araldo Cossutta, Trustee
--------------------------------------------------------------------------------------------------------------------------------
Mrs. May Louie                                     14,000            0.2             6,000         8,000
--------------------------------------------------------------------------------------------------------------------------------
Donna Cossutta                                      4,000            0.1             4,000
--------------------------------------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee                           282,731            4.0           282,731
Louis Cossutta Irrevocable Trust
===================================================================================================================================


--------------------------------------------------------------------------------------------------------------------------------
                                                   Total                                               Shares           Shares
                                                 Number of         Percent          Common         Issuable upon       Issuable
                                                Shares Held          of           Stock Held       Conversion of         upon
                                                 Directly          Class(2)        Directly          Preferred        Exercise of
            Shareholder Name                                                                           Stock            Options
--------------------------------------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee                           275,732            3.9           275,732
Renee Cossutta Irrevocable Trust
--------------------------------------------------------------------------------------------------------------------------------
Marko Jagodic                                       5,000            0.1             5,000
--------------------------------------------------------------------------------------------------------------------------------
Rado Jagodic                                        5,000            0.1             5,000
--------------------------------------------------------------------------------------------------------------------------------
Barbara Fox                                        76,330            1.2            76,330            10,000
--------------------------------------------------------------------------------------------------------------------------------
Samuel C. McElhaney                                85,010            1.2
--------------------------------------------------------------------------------------------------------------------------------
Jane R. McElhaney                                  50,000            0.7            50,000
--------------------------------------------------------------------------------------------------------------------------------
Keith Richardson, Jr.                               5,000            0.1             5,000
--------------------------------------------------------------------------------------------------------------------------------
Derek Scott McElhaney                              17,986            0.3            10,010                               7,976
--------------------------------------------------------------------------------------------------------------------------------
Ellen P. McElhaney                                 10,000            0.1            10,000
--------------------------------------------------------------------------------------------------------------------------------
Jane F. McElhaney                                   5,000            0.1             5,000
--------------------------------------------------------------------------------------------------------------------------------
Thomas L. McElhaney                                10,000            0.1            10,000
--------------------------------------------------------------------------------------------------------------------------------
Catherine Edwards                                   4,000            0.1             4,000
--------------------------------------------------------------------------------------------------------------------------------
Chartwell Partners, Limited                       101,350            1.4           101,350
--------------------------------------------------------------------------------------------------------------------------------
Edward Meltzer                                     45,000            0.6            25,000                              20,000
--------------------------------------------------------------------------------------------------------------------------------
Current Exchange, Inc.                            515,000            7.3           515,000
--------------------------------------------------------------------------------------------------------------------------------
Frank Zappala                                     184,830            2.6            89,830            40,000            55,000
--------------------------------------------------------------------------------------------------------------------------------
Maureen Zappala                                    62,830            0.9            62,830
--------------------------------------------------------------------------------------------------------------------------------
Richard Zappala                                    76,330            1.1            76,330
--------------------------------------------------------------------------------------------------------------------------------
Greg Rohan                                         38,668            0.5            38,668
===================================================================================================================================

(b) The table below sets forth the number of shares as to which the Reporting Person is deemed to have sole voting power, shared voting power, sole dispositive power and shared dispositive power.

------------------------------------------------------------------------------------------------------
                                                                                         Shared
                                     Sole Voting   Shared Voting   Sole Dispositive   Dispositive
        Shareholder Name                Power          Power            Power             Power
------------------------------------------------------------------------------------------------------
Araldo A. Cossutta                           0        2,872,658        2,845,000         27,685
------------------------------------------------------------------------------------------------------
Carmen Patricia Cossutta                     0            5,000            5,000              0
Arostegui
------------------------------------------------------------------------------------------------------
Eben Cossutta 1994 Trust, Araldo             0           13,685           13,685              0
Cossutta, Trustee
------------------------------------------------------------------------------------------------------
Larissa Foulon 1994 Trust,                   0           14,000           14,000              0
Araldo Cossutta, Trustee
------------------------------------------------------------------------------------------------------
Mrs. May Louie                               0           14,000           14,000              0
------------------------------------------------------------------------------------------------------
Donna Cossutta                               0            4,000            4,000              0
------------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee                      0          282,731          282,731              0
Louis Cossutta Irrevocable Trust
------------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee                      0          275,732          275,732              0
Renee Cossutta Irrevocable Trust
------------------------------------------------------------------------------------------------------
Marko Jagodic                                0            5,000            5,000              0
------------------------------------------------------------------------------------------------------
Rado Jagodic                                 0            5,000            5,000              0
------------------------------------------------------------------------------------------------------
Barbara Fox                                  0           86,330           86,330              0
------------------------------------------------------------------------------------------------------
Samuel C. McElhaney                     85,010        4,676,472           85,010        135,000
------------------------------------------------------------------------------------------------------
Jane R. McElhaney                            0           50,000                0         50,000
------------------------------------------------------------------------------------------------------
Keith Richardson, Jr                         0            5,000            5,000              0
------------------------------------------------------------------------------------------------------
Derek Scott McElhaney                        0           27,986                0         27,986
------------------------------------------------------------------------------------------------------
Ellen P. McElhaney                           0           27,986                0         27,986
------------------------------------------------------------------------------------------------------
Jane F. McElhaney                            0           15,000                0         15,000
------------------------------------------------------------------------------------------------------
Thomas L. McElhaney                          0           15,000                0         15,000
------------------------------------------------------------------------------------------------------
Catherine Edwards                            0            4,000            4,000              0
------------------------------------------------------------------------------------------------------
Chartwell Group, Inc.                        0          101,350          101,350              0
------------------------------------------------------------------------------------------------------
Edward Meltzer                               0           45,000           45,000              0
------------------------------------------------------------------------------------------------------
Current Exchange, Inc.                       0          515,000          515,000              0
===================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Shared
                                                    Sole Voting        Shared Voting   Sole Dispositive       Dispositive
        Shareholder Name                                Power              Power              Power               Power
----------------------------------------------------------------------------------------------------------------------------
Frank Zappala                                               0             247,660              184,830               0
----------------------------------------------------------------------------------------------------------------------------
Maureen Zappala                                             0             247,660                    0         247,660
----------------------------------------------------------------------------------------------------------------------------
Richard Zappala                                             0              76,330                    0         247,660
----------------------------------------------------------------------------------------------------------------------------
Greg Rohan                                                  0              38,668               38,668               0
============================================================================================================================

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Except as discussed above, their are no contracts, arrangements, understandings or other relationships between the Company and any Reporting Person with respect to any securities of the Company.

Item 7.  MATERIAL FILED AS EXHIBITS.

         Exhibit 1-- Form of Voting Agreement executed by each of the Agreement Parties and Samuel C. McElhaney.

         Exhibit 2-- Form of Joint Filing Agreement executed by each of the Reporting Persons.

         Exhibit 3 -- Power of Attorney authorizing Samuel C. McElhaney to execute Form 13D on behalf of Reporting Persons.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement on Schedule 13D is true, complete and correct as of the date thereof.

DATED:  June 18, 1997.

                                         /s/ Samuel C. McElhaney
                                         -----------------------
                                         Samuel C. McElhaney


                                         /s/ Araldo A. Cossutta
                                         ----------------------
                                         Araldo A. Cossutta*


                                         /s/ Carmen Patricia Cossutta Arostegui
                                         --------------------------------------
                                         Carmen Patricia Cossutta Arostegui*


                                         /s/ Araldo Cossutta, Trustee
                                         ----------------------------
                                         Eben Cossutta 1994 Trust by Araldo
                                         Cossutta, Trustee*


                                         /s/ Araldo Cossutta, Trustee
                                         ----------------------------
                                         Larissa Foulon 1994 Trust by Araldo
                                         Cossutta, Trustee*

                                         /s/ Mrs. May Louie
                                         ------------------
                                         Mrs. May Louie*

                                         /s/ Donna Cossutta
                                         ------------------
                                         Donna Cossutta*

                                         /s/ Renee Cossutta, Trustee
                                         ---------------------------
                                         Louis Cossutta Irrevocable Trust by
                                         Renee Cossutta, Trustee, *

                                         /s/ Renee Cossutta, Trustee
                                         ---------------------------
                                         Renee Cossutta Irrevocable Trust by
                                         Renee Cossutta, Trustee, *

                                         /s/ Marko Jagodic
                                         -----------------
                                         Marko Jagodic*

                                         /s/ Rado Jagodic
                                         ----------------
                                         Rado Jagodic*

                                         /s/ Barbara Fox
                                         ---------------
                                         Barbara Fox*

                                         /s/ Jane R. McElhaney
                                         ---------------------
                                         Jane R. McElhaney*

                                         /s/ Keith Richardson, Jr.
                                         -------------------------
                                         Keith Richardson, Jr.*

                                         /s/ Derek Scott McElhaney
                                         -------------------------
                                         Derek Scott McElhaney*

                                         /s/ Ellen P. McElhaney
                                         ----------------------
                                         Ellen P. McElhaney*

                                         /s/ Jane F. McElhaney
                                         ---------------------
                                         Jane F. McElhaney*

                                         /s/ Thomas L. McElhaney
                                         -----------------------
                                         Thomas L. McElhaney*

                                         /s/ Catherine Edwards
                                         ---------------------
                                         Catherine Edwards*


                                         CHARTWELL GROUP, INC.


                                         /s/ Samuel C. McElhaney
                                         -----------------------
                                         by Samuel C. McElhaney, attorney in
                                         fact

                                         /s/ Edward Meltzer
                                         ------------------
                                         Edward Meltzer*


                                         CURRENT EXCHANGE, INC.

                                         /s/ Samuel C. McElhaney
                                         -----------------------
                                         by Samuel C. McElhaney, attorney in
                                         fact

                                         /s/ Frank Zappala
                                         -----------------
                                         Frank Zappala*

                                         /s/ Maureen Zappala
                                         -------------------
                                         Maureen Zappala*

                                         /s/ Richard Zappala
                                         -------------------
                                         Richard Zappala*

                                         /s/ Greg Rohan
                                         --------------
                                         Greg Rohan*

                                         * Signed by Power of Attorney

                                                                   Exhibit 1

                                VOTING AGREEMENT

         THIS AGREEMENT is made as of the ____ day of June, 1997 by and among the undersigned owners and holders of shares of the common stock, par value $.001 per share, of Computer Integration Corp., a Delaware corporation ("CIC") (individually a "Shareholder" and collectively the "Shareholders") and Samuel
C. McElhaney ("SCM").

                                  WITNESSETH:

         WHEREAS, the parties hereto believe that it is in their best interests to impose certain restrictions and obligations with respect to the voting of the shares of common stock that the Shareholders now own or may hereafter acquire through the exercise of stock options, or upon the conversion of shares of preferred stock (collectively the "Shares");

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Voting Agreement. Each of the Shareholders hereby agrees to vote the Shares in the same manner as SCM votes his Shares on all matters submitted to the shareholders of CIC for a vote in connection with a disposition of the shares of CIC through a purchase, merger, corporate combination or other similar transaction and for the election of directors. Each of the Shareholders also hereby agrees to execute all written consents in lieu of meetings of the stockholders of CIC as are executed by SCM.

                  2. Representations of Shareholder. Each of the Shareholders represents and warrants to SCM:

                     (a) that he is the owner of that number of Shares shown on Exhibit A attached hereto;

                     (b) that he has not entered into any other voting agreement, voting trust or other agreement whereby any other person has the right to vote the Shares owned by the Shareholder;

                     (c) that he has not entered into any agreement to sell his Shares, except with another party to this Agreement or an affiliate thereof, and covenants not to sell his Shares until this Agreement is terminated except as contemplated under this Agreement;

                     (d) that this Agreement has been duly authorized by all necessary action on his part, has been duly executed by him and constitutes a valid and binding agreement enforceable against him in accordance with its terms; and

                     (e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will violate or be in conflict with or constitute a default under any judgment, decree or order of any court or administrative body applicable to him or the terms of any agreement or other instrument applicable to him.

                  3. Covenants of Shareholders. Each of the Shareholders hereby covenants and agrees, that so long as this Agreement is in effect:

                     (a) not to sell or otherwise dispose of any of his Shares, nor pledge any of his Shares as security for any obligation, nor transfer the Shares by way of gift, without the prior written consent of SCM;

                     (b) to notify SCM within forty-eight (48) hours of receipt of any offer to purchase any or all of the Shares;

                     (c) not to grant any proxy or other right to vote his Shares to any person or entity;

                     (d) to take all steps reasonably required to assure CIC or any other interested person that he has entered into this Agreement; and

                     (e) to complete, execute and file such forms and schedules with all regulatory authorities and to take all other action as may be required by law or regulation as a result of or with respect to the transactions set forth in this Agreement.

                  4. Termination of Agreement to Vote. The rights granted to SCM hereby and the other terms of this Agreement shall terminate on the earliest to occur of the following:

                     (a) If CIC is adjudicated a bankrupt, executes an assignment for benefit of creditors, a receiver is appointed for CIC, or CIC voluntarily or involuntarily dissolves;

                     (b) Five (5) days following written notice of termination from SCM to all of the Shareholders; or

                     (c) December 31, 1997.

                  5. Specific Enforcement. The parties hereto agree that if for any reason the parties hereto breach or fail to perform their obligations under this Agreement, then the aggrieved party or parties shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief. The provisions of this Section 5 are without prejudice to any other rights that the parties hereto may have with respect to such failure to perform obligations under this Agreement.

                  6. Persons Bound by This Agreement. All of the conditions, covenants, and options herein contained shall bind each of the parties hereto, their heirs, successors, executors, administrators, legal representatives and assigns, and also any receiver or trustee in bankruptcy or insolvency, except as the rejection of the same may be authorized or directed by order of court, and all Shares owned by any person whomsoever shall at all times be subject to the provisions hereof.

                  7. Communication. All notices, offers, approvals, consents, acceptances, waivers, reports and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or five (5) days after it is sent by first class U.S. Mail, registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at their addresses respectively set forth below, or when given by facsimile transmission (promptly confirmed in writing), as follows:

                  If to SCM:              2425 CrownPoint Executive Drive
                                          Charlotte, NC  28227
                                          Telephone: (704) 847-7800
                                          Facsimile: (704) 847-7793

                  If to the Shareholders, to their respective addresses listed on Exhibit A.

                  8. Amendment. This Agreement may not be amended or terminated orally, and no amendment, termination or attempted waiver shall be valid unless in writing and signed by the party sought to be bound.

                  9. Entire Agreement; Modification; Waivers. This Agreement and the agreements and instruments referred to herein represent the entire agreement of the parties with respect to the subject matter hereof and no interpretation, change, termination, waiver or extension of this Agreement shall be binding upon any party unless in writing and signed by the party (or his duly authorized representative) intended to be bound thereby. Except as otherwise expressly provided to the contrary in this Agreement, no waiver or other failure to exercise any right under, or default or extension of time for performance under, any of the provisions of this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

                  10.Severability. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.Governing Law. This Agreement has been negotiated at least in part in the State of Delaware and shall be governed by the internal laws of the State of Delaware.

                  12. Counterparts and Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile signatures shall have the same force and effect as original signatures.

                  13. Terms. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their heirs, successors and assigns.

         IN WITNESS WHEREOF, this Agreement is effective the day and year first written above.

SHAREHOLDERS:

                                   EXHIBIT A

===================================================================================================================================
SHAREHOLDER                                               COMMON         PREFERRED
NAME AND ADDRESS                       SHARES             STOCK            STOCK        OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
Araldo A. Cossutta                      2,845,000        1,834,000        956,000        55,000
920 Fifth Avenue, #1A
New York, NY 10021
-----------------------------------------------------------------------------------------------------------------------------------
Carmen Patricia Cossutta                    5,000            5,000
Arostegui
920 Fifth Avenue, #1A
New York, NY 10021
-----------------------------------------------------------------------------------------------------------------------------------
Eben Cossutta 1994 Trust, Araldo           13,685            5,685          8,000
Cossutta, Trustee
920 Fifth Avenue, #1A
New York, NY 10021
-----------------------------------------------------------------------------------------------------------------------------------
Larissa Foulon 1994 Trust,                 14,000            6,000          8,000
Araldo Cossutta, Trustee
920 Fifth Avenue, #1A
New York, NY 10021
-----------------------------------------------------------------------------------------------------------------------------------
Mrs. May Louie                             14,000            6,000          8,000
180 Park Row
New York, NY 10038
-----------------------------------------------------------------------------------------------------------------------------------
Donna Cossutta                              4,000            4,000
RR1 Box 288C
Middle Road
Chilmark, MA 02535
-----------------------------------------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee                   282,731          282,731
Louis Cossutta Irrevocable Trust
1724 Redcliff Street
Los Angeles, CA 90026
-----------------------------------------------------------------------------------------------------------------------------------
Renee Cossutta, Trustee                   275,732          275,732
Renee Cossutta Irrevocable Trust
1724 Redcliff Street
Los Angeles, CA 90026
-----------------------------------------------------------------------------------------------------------------------------------
Marko Jagodic                               5,000            5,000
Via Udine 4
Trieste 34132
Italy
===================================================================================================================================

===================================================================================================================================
SHAREHOLDER                                     COMMON      PREFERRED
NAME AND ADDRESS                 SHARES          STOCK        STOCK          OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
RADO JAGODIC                      5,000          5,000
VIA ELIA 14
TRIESTE 34135
ITALY
-----------------------------------------------------------------------------------------------------------------------------------
BARBARA FOX                      86,330         76,330        10,000
7061 DUBONNET DRIVE
BOCA RATON, FL 33433
-----------------------------------------------------------------------------------------------------------------------------------
MICHAEL MOSKOWITZ               354,136        354,136
66 CRANBERRY LANE
NEEDHAM, MA 02192
-----------------------------------------------------------------------------------------------------------------------------------
SAMUEL C. MCELHANEY              85,000                                     85,000
8200 FAIRVIEW ROAD
CHARLOTTE, NC 28226
-----------------------------------------------------------------------------------------------------------------------------------
JANE R. MCELHANEY                50,000         50,000
8200 FAIRVIEW ROAD
CHARLOTTE, NC 28226
-----------------------------------------------------------------------------------------------------------------------------------
KEITH RICHARDSON, JR              5,000          5,000
1522 CRANE ROAD
WAXHAW, NC 28173
-----------------------------------------------------------------------------------------------------------------------------------
DEREK SCOTT MCELHANEY            17,986         10,010                       7,986
6000 MILLBURY COURT
CHARLOTTE, NC 28211
-----------------------------------------------------------------------------------------------------------------------------------
ELLEN P. MCELHANEY               10,000         10,000
6000 MILLBURY COURT
CHARLOTTE, NC 28211
-----------------------------------------------------------------------------------------------------------------------------------
JANE F. MCELHANEY                 5,000          5,000
11524 WILLOWS WISP DRIVE
CHARLOTTE, NC 28277
-----------------------------------------------------------------------------------------------------------------------------------
THOMAS L. MCELHANEY              10,000         10,000
11524 WILLOWS WISP DRIVE
CHARLOTTE, NC 28277
-----------------------------------------------------------------------------------------------------------------------------------
CATHERINE EDWARDS                 4,000          4,000
5001 HUNTERS PATH COURT
GREENSBORO, NC 27409
===================================================================================================================================


===================================================================================================================================
SHAREHOLDER                                        COMMON       PREFERRED
NAME AND ADDRESS                     SHARES        STOCK          STOCK          OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
Chartwell Group, Inc.                101,330        101,330
5950 Berkshire Lane
Suite 1650
Dallas, TX  75225-5844
-----------------------------------------------------------------------------------------------------------------------------------
Edward Meltzer                        45,000         25,000                      20,000
108 Crimson Place
Chester Springs, PA 19425
-----------------------------------------------------------------------------------------------------------------------------------
Edward Jankun                         15,000                                     15,000
132 Waterway Road
Royal Palm Beach, FL 33411
-----------------------------------------------------------------------------------------------------------------------------------
Current Exchange, Inc.               515,000        515,000
10567 Elmcrest
Clive, IA 50325
-----------------------------------------------------------------------------------------------------------------------------------
Frank Zappala                        184,830         89,830        40,000        55,000
5584 S.W. Quail Hollow Street
Palm City, FL 34990
-----------------------------------------------------------------------------------------------------------------------------------
Maureen Zappala - same or:            62,830         62,830
Las Colinas de Marbella #14
Carretera de Ronda Km 5
San Pedro de Alcantara
Marbella, Malaga, Spain 29670
-----------------------------------------------------------------------------------------------------------------------------------
Richard Zappala                       76,330         76,330
5564 Aylesboro Avenue
Pittsburgh, PA 15217
-----------------------------------------------------------------------------------------------------------------------------------
Greg Rohan                            35,678         35,678
3715 Cragmont Avenue
Dallas, TX 75202
===================================================================================================================================

                                                                       EXHIBIT 2








                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement this ______ day of June, 1997.

                                                                      EXHIBIT 3

STATE OF                            )
COUNTY OF                           )

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of June, 1997.

                                      /s/ Araldo A. Cossutta
                                     --------------------------------
                                     ARALDO A. COSSUTTA

Signed, Sealed and delivered in the presence of:

/s/ Gail B. Howard
----------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this ___ day of June, 1997.

                                           /s/ Patricia Cossutta Arostegui
                                           ------------------------------------
                                           CARMEN PATRICIA COSSUTTA
                                           AROSTEGUI

Signed, Sealed and delivered in the presence of:

/s/ Laura B. Johnston
------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 6th day of June, 1997.

                                                    /s/ May Louie
                                                    ---------------------------
                                                    MAY LOUIE



Signed, Sealed and delivered in the presence of:

/s/ Patricia Cranton
----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 5th day of June, 1997.

                                                    /s/ Donna Cossutta
                                                    ---------------------------
                                                    DONNA COSSUTTA



Signed, Sealed and delivered in the presence of:



/s/ Laura B. Johnston
----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF ITALIA            )
COUNTY OF TRIESTE          )
COUNTRY OF                 )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of June, 1997.

                                                /s/ Marko Jagodic
                                                -------------------------------
                                                MARKO JAGODIC




Signed, Sealed and delivered in
the presence of:





/s/ Dott Vladimiro Clarich
------------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF ITALIA            )
COUNTY OF TRIESTE          )
COUNTRY OF                 )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of June, 1997.



                                            /s/ Rado Jagodic
                                            -----------------------------------
                                            RADO JAGODIC




Signed, Sealed and delivered in
the presence of:




/s/ Dott Vladimiro Clarich
------------------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of June, 1997.




                                            EBEN COSSUTTA 1994 TRUST


                                            By:/s/ Araldo A. Cossutta
                                               -------------------------------
                                               ARALDO A. COSSUTTA, Trustee






Signed, Sealed and delivered in
the presence of:





/s/ Gail B. Howard
---------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of June, 1997.



                                            LARISSA FOULON 1994 TRUST


                                            By:/s/ Araldo A. Cossutta
                                               ---------------------------
                                               ARALDO A. COSSUTTA, Trustee




Signed, Sealed and delivered in
the presence of:




/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 5th day of June, 1997.

                                            LOUIS COSSUTTA IRREVOCABLE
                                            TRUST

                                            By:/s/ Renee Cossutta
                                               --------------------------------
                                               RENEE COSSUTTA, Trustee




Signed, Sealed and delivered in
the presence of:



-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 5th day of June, 1997.



                                       RENEE COSSUTTA IRREVOCABLE
                                       TRUST



                                       By:/s/ Renee Cossutta
                                          ---------------------------
                                          RENEE COSSUTTA, Trustee




Signed, Sealed and delivered in
the presence of:




-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 6th day of June, 1997.



                                            /s/ Barbara Fox
                                            -----------------------------------
                                            BARBARA FOX



Signed, Sealed and delivered in
the presence of:


/s/ Wendy Gale Rosenthal
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 13th day of June, 1997.




                                            /s/ Jane R. McElhaney
                                            -----------------------------------
                                            JANE R. McELHANEY

Signed, Sealed and delivered in
the presence of:


/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 5th day of June, 1997.



                                            /s/ Keith Richardson, Jr.
                                            -----------------------------------
                                            KEITH RICHARDSON, JR.



Signed, Sealed and delivered in
the presence of:



/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 5th day of June, 1997.



                                            s/s Derrek Scott McElhaney
                                            ----------------------------------
                                            DERREK SCOTT McELHANEY




Signed, Sealed and delivered in
the presence of:



/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 5th day of June, 1997.



                                            /s/ Ellen P. McElhaney
                                            -----------------------------------
                                            ELLEN P. McELHANEY



Signed, Sealed and delivered in
the presence of:


/s/ Gail B. Howard
-------------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 4th day of June, 1997.



                                            /s/ Jane F. McElhaney
                                            -----------------------------------
                                            JANE F. McELHANEY



Signed, Sealed and delivered in
the presence of:



/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 4th day of June, 1997.



                                            /s/ Thomas L. McElhaney
                                            -----------------------------------
                                            THOMAS L. McELHANEY




Signed, Sealed and delivered in
the presence of:



/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF NORTH CAROLINA    )
COUNTY OF GUILFORD         )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 9th day of June, 1997.



                                            /s/ Catherine Edwards
                                            -----------------------------------
                                            CATHERINE EDWARDS




Signed, Sealed and delivered in
the presence of:




/s/ Patricia A. Sink
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 9th day of June, 1997.



                                            /s/ Edward Meltzer
                                            -----------------------------------
                                            EDWARD MELTZER




Signed, Sealed and delivered in
the presence of:




/s/ Gail B. Howard;
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )
COUNTRY OF                          )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of June, 1997.



                                            /s/ Frank Zappala
                                            -----------------------------------
                                            FRANK ZAPPALA



Signed, Sealed and delivered in
the presence of:




/s/ Gail B. Howard
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )
COUNTRY OF                          )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this ___ day of June, 1997.




                                            /s/ Maureen Zappala
                                            -----------------------------------
                                            MAUREEN ZAPPALA




Signed, Sealed and delivered in
the presence of:




/s/ Kathy K. Gates
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this ___ day of June, 1997.



                                            /s/ Richard Zappala
                                            -----------------------------------
                                            RICHARD ZAPPALA



Signed, Sealed and delivered in
the presence of:




Kathleen Nuzzo
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 9th day of June, 1997.




                                            /s/ Greg Rohan
                                            -----------------------------------
                                            GREG ROHAN




Signed, Sealed and delivered in
the presence of:



/s/ Dorann Lokash
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF TEXAS             )
COUNTY OF DALLAS           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 15th day of June, 1997.



                                            CHARTWELL GROUP, INC.



                                            By:/s/ Michael G. Santry
                                               --------------------------------


                                            Printed Name and Title:




                                            /s/ Michael G. Santry
                                            -----------------------------------
                                            Chairman
                                            -----------------------------------




Signed, Sealed and delivered in
the presence of:



/s/ June Lair
-----------------------------
Notary Public
(Apply Notary Seal Here)

STATE OF                            )
COUNTY OF                           )

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Samuel C. McElhaney, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Ds and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to Computer Integration Corp. and to the National Association of Securities Dealers, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this ___ day of June, 1997.



                                            CURRENT EXCHANGE, INC.



                                            By:/s/ Jamal Khatib
                                               --------------------------------
                                               Jamal Khatib, President




Signed, Sealed and delivered in
the presence of:




/s/ Heather R. Riley
-----------------------------
Notary Public
(Apply Notary Seal Here)